Exhibit 10.36

February 27, 2017

ZAIS Group, LLC

2 Bridge Ave Suite 322

Red Bank, NJ 07701

Mr. Howard Steinberg

[Address Redacted]

Dear Howard:

You have advised us that you wish to step down as General Counsel of ZAIS Group, LLC (“ZG”) and ZAIS Group Holdings, Inc.(“ZGH”) (ZG and ZGH, together with their respective affiliated entities, “ZAIS”) in order to be able to spend more time with your family. You have also advised us that you are willing to continue to provide legal services to ZAIS in an advisory capacity, serving as an independent contractor rather than as an employee. This letter confirms our agreement as follows:

1.	You will cease to be an employee of ZAIS Group, LLC at the close of business on March 31, 2017 and will resign as General Counsel of ZAIS (and from any other officer positions you may hold) effective as of that date and time. Upon ceasing to be an employee of ZAIS Group, LLC, you will no longer be an eligible employee under or covered by any of the ZAIS benefit plans that apply to employees (although you will be eligible for continued health benefits under COBRA as addressed below).

2.	Commencing April 1, 2017, you will be retained as Senior Legal Advisor to ZAIS, with your ZAIS contact for the services you will be providing being the Chief Executive Officer of ZG (“CEO”).

3.	You are being retained to provide legal services to ZAIS, and will be available to advise the CEO and other members of ZAIS management and the ZGH Board.

4.	You will also endeavor to attend meetings of the Board of Directors of ZGH at the reasonable request of the CEO or the Chairman of the Board.

5.	You will be prepared to devote 20 hours per week, subject to and recognizing that you may not work or be available to provide services in the event of an illness or medical condition or family emergency or for four weeks of each year due to your vacations, to advising ZAIS.

6.	In consideration of your legal services hereunder, ZG will pay you a quarterly retainer of $150,000, payable in advance on the first day of each calendar quarter commencing on April 1, 2017.

7.	ZG will pay you $450,000, subject to normal federal, state and local withholding, upon execution and delivery of this letter.

8.	In the event you are requested by the CEO or other members of ZAIS management, or are otherwise required, to devote more than 20 hours during any week to advising ZAIS, ZG will pay you an additional fee of $900 per hour for the number of hours in excess of 20 which you devote to ZAIS matters. Such additional fees will be paid to you within 30 days of your submission to ZG of written invoices describing in reasonable detail the work performed.

9.	ZG will reimburse you promptly for all reasonable out of pocket expenses reasonably incurred by you in performing services hereunder, upon presentation of appropriate invoices. Such out of pocket expenses will include travel (including travel to and from ZG headquarters), business meals and authorized entertainment.

10.	You will have the right to elect continued health and medical insurance coverage for you and your wife for up to 18 months following the termination of your employee coverage, under COBRA. If you elect COBRA, then for as long as you continue as a legal advisor ZAIS will pay 70% of the total premiums for your coverage during the time that you and your wife are receiving benefits pursuant to your COBRA election. After that coverage under COBRA lapses, and for as long as you continue as a legal advisor, ZAIS will reimburse you for up to 70% of the cost of a Medicare supplementary health insurance policy for you and your wife, up to $3,450 per quarter.

11.	Should your current Manhattan office space at McDermott, Will & Emery LLP (“MWE”) become unavailable, ZG will provide you an allowance or reimburse you for the reasonable cost of maintaining a suitable office in midtown Manhattan through a shared office space provider such as Regus.

12.	You will continue to be covered as a named insured under ZAIS’s D&O and E&O insurance policies as in effect from time to time and will be indemnified by ZAIS to the same extent as you are currently indemnified.

13.	You and ZAIS confirm the continuing applicability of the arrangements set forth in the letter, dated February 18, 2011, among you, ZG and MWE , including without limitation that you will (i) not be performing any professional services for ZAIS as a MWE lawyer, (ii) you will not hold yourself out as a MWE lawyer or as being otherwise employed by MWE while performing work in your capacity as Senior Legal Advisor to ZAIS, (iii) you will not conduct yourself in a manner that may give third parties the impression or belief that you are conducting your duties and responsibilities for ZAIS as an employee, agent or representative of MWE, and (iv) you will not receive any remuneration from MWE related, directly or indirectly, to the nature or amount of the work performed, or to be performed, by MWE for ZAIS. MWE shall be deemed to be a third party beneficiary of this paragraph.

14.	During the time you are providing legal services hereunder, you will have access to ZAIS’s premises, books and records and your ZAIS email account to the full extent needed and requested so that you can perform your legal services under this agreement. Upon the termination of your legal services performed under this agreement, you will deliver to ZG any ZAIS property in you possession or under your control. This paragraph does not prohibit you from retaining for your own records copies of personnel, compensation, performance and other employment documents relating solely to yourself.

15.	Your services as a legal advisor pursuant to this agreement will be provided by you as an independent contractor, and you will be compensated as such. You acknowledge and agree that in your capacity as an independent contractor providing services to ZAIS as outlined herein you are responsible for satisfying all federal, state, local and other income and other tax obligations arising out of the compensation you will receive under this agreement, and that the Company will not withhold or remit tax on your behalf.

16.	This agreement, and your services hereunder, may be terminated by ZAIS or you on 30 days’ prior written notice to the other party. Upon any such termination by ZAIS, other than on a termination due to your failure to provide services hereunder for a period of 45 or more consecutive days and provided that such failure to perform is not the result of your death or disability, ZG will pay to you within 10 days of the effective date of termination the amount of $300,000.

17.	This agreement is governed by the laws of the State of New Jersey, without regard to its conflict of law rules.

To confirm your agreement with the foregoing, please sign below and return this agreement to us. We look forward to having you available to continue to provide legal advice to ZAIS under the new structure and arrangement set out in this agreement.

ZAIS GROUP LLC

By	/s/ Michael F. Szymanski	/s/ Howard Steinberg

Michael F. Szymanski		Howard Steinberg
President